Exhibit D

NOTICE OF WITHDRAWAL OF TENDER

Regarding

SHARES

of

ALLIANCEBERNSTEIN MULTI-MANAGER ALTERNATIVE FUND

Tendered Pursuant to the Offer to Repurchase Dated November 21, 2014

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT, AND THIS NOTICE OF

WITHDRAWAL OF TENDER MUST BE RECEIVED BY 5:00 P.M., EASTERN TIME, ON DECEMBER 23, 2014,

UNLESS THE OFFER IS EXTENDED.

Complete this Notice of Withdrawal of Tender and return or deliver it to your Bernstein Advisor. If you do not have a Bernstein Advisor, return it to AllianceBernstein L.P., 1345

Avenue of the Americas, Attn: Private Client, 40th Floor, New York 10105; or fax it to (212) 407-5850.

For additional information, call your Bernstein Advisor.

You may also direct questions to the main office of Bernstein Global Wealth Management,

a unit of AllianceBernstein L.P. (“Bernstein”) at (212) 486-5800.

AllianceBernstein Multi-Manager Alternative Fund

Ladies and Gentlemen:

The undersigned wishes to withdraw the previously submitted notice of the undersigned’s intent to tender its Shares of AllianceBernstein Multi-Manager Alternative Fund (the “Company”) for repurchase by the Company that previously was submitted by the undersigned in a Notice of Intent to Tender dated                     . IF THIS WITHDRAWAL NOTICE IS TIMELY RECEIVED IN ACCORDANCE WITH ITS ACCOMPANYING INSTRUCTIONS, THE IDENTIFIED SHARES PREVIOUSLY SUBMITTED FOR TENDER WILL NOT BE REPURCHASED BY THE COMPANY.

Bernstein MMAF Account No:

Such tender is with respect to (specify one):

☐	All of the undersigned’s Shares

☐	The following number of Shares: .

☐	A portion of the undersigned’s Shares expressed as the following percentage of current shareholdings: %.

☐	A portion of the undersigned’s Shares expressed as the specific dollar amount below: $ .*

*	Since tenders can only be processed in shares, the dollar amount indicated above will be converted into a share quantity using the last known net asset value of the Fund prior to the tender notice deadline. While the share quantity will not change, the value of the shares will fluctuate up until the March 31, 2015 net asset value is known and the final proceed amount can be determined.

The undersigned recognizes that upon the submission on a timely basis of this Notice of Withdrawal of Tender, properly executed, the Shares previously tendered will not be repurchased by the Company upon expiration of the tender offer described above.

SIGNATURE(S). If joint ownership, all parties must sign. If fiduciary, partnership or corporation, indicate title of signatory under signature lines.

Signature (Signature should appear exactly as on your Subscription Agreement)	Signature (Signature should appear exactly as on your Subscription Agreement)

Print Name of Shareholder	Print Name of Shareholder

Title (if applicable)	Title (if applicable)
Date:	Date: